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                     THE PENN MUTUAL LIFE INSURANCE COMPANY

                               EXECUTIVE COMMITTEE

                                BOARD OF TRUSTEES


                             Resolution Establishing
                       Penn Mutual Variable Life Account I

                            Adopted January 27, 1987



         WHEREAS, it is in the interest of the Company to issue variable life insurance contracts and, in connection therewith, to establish a separate account pursuant to Pennsylvania insurance laws and to take all action necessary to comply with all applicable laws and to take all action necessary to comply with all applicable laws and regulations, it is

         RESOLVED, that the Company establish a separate account pursuant to
Section 406.2 of the Pennsylvania Insurance Company Law of 1921, as amended, designated Penn Mutual Variable Life Account I or such other name as the officers of the Company deem appropriate (the "Separate Account");

         RESOLVED FURTHER, that the Company receive and hold in the Separate Account (i) amounts arising from premium payments received by the Company under certain variable life insurance contracts (in accordance with the provisions of such contract) and (ii) such other assets of the Company as the officers of the Company may deem prudent and appropriate to support the issuance and maintenance of variable life insurance contracts;

         RESOLVED FURTHER, that the assets held in the Separate Account be invested and reinvested in shares of Penn Series Funds, Inc., a corporation registered as an open-end management investment company under the Investment Company Act of 1940; and

         RESOLVED FURTHER, that in connection with the issuance of variable life insurance contracts, the officers of the Company are hereby authorized to take all action necessary and appropriate to (i) register the Separate Account as a unit investment trust under the Investment Company Act of 1940, (ii) register the variable life insurance contracts under the Securities Act of 1933, in such amounts as the officers of the Company shall from time to time deem appropriate,
(iii) apply for such exemptions from, and other orders pursuant to, the Investment Company Act of 1940, as the officers of the Company shall deem necessary and appropriate, (iv) obtain all necessary licenses and approvals to offer and sell variable life insurance contracts in the various states and jurisdictions of the United States and (v) comply with the Investment Company Act of 1940, the Securities Exchange Act of 1934, the Securities Act of 1933 and all applicable state and federal laws.